Exhibit 99.1

H2B2 Electrolysis Technologies, Inc., a global green hydrogen platform providing bespoke integrated solutions across the hydrogen value chain, to go public on the NASDAQ via a proposed business combination with RMG Acquisition Corp. III

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H2B2 offers its customers a full suite of customized end-to-end energy solutions through its ability to design, build, own, and operate fully integrated green hydrogen production facilities, augmented by its in-house capabilities to manufacture small, medium, and large scale electrolyzers.

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With the growth in and deployment of green hydrogen solutions being underpinned by global support from regulators and policy makers, the green hydrogen energy market is expected to surpass 60 million tonnes globally by 2030[1].

•	H2B2’s business momentum is showcased in several recently awarded projects, including the development of an 18MW green hydrogen facility in Rervik, Norway for Greenstat and NTE.

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The proposed business combination is expected to be supported by a private capital raise and/or a PIPE transaction, in each case is/are expected to be completed prior to the closing of the proposed business combination. The reference equity value ascribed to H2B2 is expected to be $750 million, subject to adjustment based on the valuation ascribed to H2B2 in the capital raise transaction, plus a premium of 10% contingent on a minimum size of the capital raise transaction.

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The proposed business combination, together with the capital raise transaction and/or PIPE transaction, is expected to fund H2B2’s execution on its near-term project pipeline and allow H2B2 to better scale its operations commensurate to expected demand growth.

Miami Beach, Florida and Madrid, Spain – May 11th, 2023 – H2B2 Electrolysis Technologies, Inc. (“H2B2”), a global green hydrogen platform that provides bespoke integrated solutions across the hydrogen value chain, and RMG Acquisition Corp. III (Nasdaq: RMGC) (“RMG III”), a publicly-traded special purpose acquisition company, announced today that they have entered into a definitive agreement to take H2B2 public via a business combination (the “Proposed Transaction”).

Under the terms of the Proposed Transaction, H2B2’s stockholders will roll 100% of their equity holdings into the combined public company.

Since its founding in 2016, H2B2 has become a key player in the green hydrogen energy sector. H2B2 is focused primarily on the United States and European markets, but is also expanding in Latin America and Asia-Pacific, where H2B2 has secured a role in several strategic projects. In particular, H2B2 has been selected as a participant in the IPCEI Hy2Tech (Important Projects of Common European Interest) program, through which it has been approved by the European Commission to receive up to € 25 million in connection with H2B2’s development and manufacturing capacity for both stacks and electrolyzers.

In 2019, the California Energy Commission awarded H2B2 a grant for the development of a green hydrogen production facility, SoHyCal plant, in Fresno, California. This 3MW plant is to begin production in May 2023, with an additional 6 MW of hydrogen capacity and 15 MW of associated solar PV to be constructed during Phase II. In addition, in 2022, Ecopetrol, the leading oil company in Colombia, began working with H2B2 and recently welcomed it into its group of strategic partners as part of its broader plan to decarbonize and develop green hydrogen energy. H2B2 has also recently entered the Indian market through a joint venture with GR Promoter Group and the creation of GreenH.in Electrolysis.

1 Arup Market Research 2023.

Key Investment Highlights

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A leading global green hydrogen platform: Capabilities spanning the entire value chain of green hydrogen production, including R&D, manufacturing proprietary electrolyzer technology, project development, EPC, O&M, green hydrogen production, storage and delivery.

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Customer-centric business model: H2B2 provides tailor-made and scalable solutions worldwide, with a one-stop-shop approach, offering design, development, EPC, electrolyzers, offtake agreements, financing, and O&M services.

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Proprietary and flexible electrolysis technology: Currently utilizing proven PEM technology in the supply of its manufactured electrolyzers but is also developing next generation technologies (AEM & SOEC) in-house.

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Global company with the ability to identify and deliver unique projects of different scale across its target markets: A robust and diversified pipeline of over 260 projects, with an expected aggregate capacity of approximately 5.6 GW of identified potential projects. H2B2 is currently working with significant customers such as Ecopetrol, GP Joule, Cepsa and Tecnicas Reunidas.

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 Industry leading management team: The H2B2 management team has over 200 years of combined experience in engineering and financing renewable energy projects and have worked together as a team for more than 20 years in renewable hydrogen.

Leadership Commentary

Bob Mancini, CEO of RMG III, commented that “RMG III and H2B2 are dedicated to accelerating the energy transition through the advancement of next-generation energy infrastructure. As a pioneer in the development of green hydrogen production facilities, and supported by an industry leading team, we are confident that H2B2 is well positioned to further expand and execute on its impressive pipeline of opportunities.”

Anselmo Andrade, CEO of H2B2 has confirmed that “With the operations that we have underway, we are seeking to strengthen not only the international business that we are currently developing, but our operational capacity worldwide. The business and technological development of H2B2 will be bolstered as a result of this transaction with RMG III, thus making the energy vector of hydrogen key to decarbonization.”

Antonio Vázquez, President of the Board of Directors of H2B2, has indicated that “The proposed business combination with RMG III that has been announced to the investor community reaffirms our letter of intent announced in January earlier this year, and together with the capital raise transaction on which we are working, gives us confidence to move forward with the goal of obtaining the necessary funds from the markets and visibility to finance the future growth of H2B2.”

Transaction Overview

On May 9, 2023, RMG III entered into a definitive agreement to combine with H2B2. The base purchase price of $750,000,000 is subject to adjustment based on the results of the proposed capital raise transaction described below.  H2B2 is separately undertaking a capital raise transaction, which is expected to close prior to the Proposed Transaction. The capital raise transaction is being led by Natixis Partners Iberia S.A. and BCW Securities LLC, an affiliate of RMG III. Subject to the terms and conditions of the merger agreement for the business combination, post-capital raise transaction stockholders of H2B2 will roll 100% of their equity into the surviving corporation.

The boards of directors of RMG and H2B2 have both unanimously approved the Proposed Transaction.  The sponsor of RMG III and stockholders representing a majority of the outstanding shares of common stock of H2B2 have entered into support agreements agreeing to vote in favor of the Proposed Transaction, which is expected to be approved by H2B2’s stockholders by mid-June.  The Proposed Transaction is further conditioned upon the consummation of a capital raise transaction of at least $40 million, the completion of a cashless warrant exchange by RMG III and certain other customary closing conditions, including the approval by RMG’s shareholders and certain governmental and regulatory approvals. The parties expect the Proposed Transaction to close in the second half of 2023.

To maximize future public market performance by simplifying the capital structure and removing future share price overhang, RMG III intends to convert all the public and private placement warrants into newly issued common stock of the surviving corporation.  There will be a proposal to all public and private placement warrant holders for the conversion of each warrant into a newly issued common stock of the surviving corporation, at a ratio of 0.075x in common stock of the surviving corporation.

Upon the closing of the Proposed Transaction, the surviving corporation will be named “H2B2 Electrolysis Technologies, Inc.”, and its shares of common stock of the surviving corporation are expected to be listed on the Nasdaq Capital Market.

For a summary of the material terms of the Proposed Transaction, as well as a copy of the merger agreement, please see the Current Report on Form 8-K to be filed by RMG III with the U.S. Securities and Exchange Commission (the “SEC”) available at www.sec.gov, and on RMG III’s website at www.rmgacquisition.com. Additional information regarding the Proposed Transaction, including copies of the key transaction documents, will be described in the registration statement related to the Proposed Transaction, which RMG III will file with the SEC.

Advisors

Cohen & Company Capital Markets is acting as capital markets advisor to RMG III.

Skadden, Arps, Slate, Meagher & Flom (UK) LLP is acting as legal advisor to RMG III.

Pérez-Llorca is acting as Spanish counsel to RMG III.

Natixis Partners Iberia S.A. and BCW Securities LLC are acting as co-private placement agents to H2B2.

Latham & Watkins LLP is acting as legal advisor to H2B2.

About H2B2 Electrolysis Technologies

H2B2 Electrolysis Technologies, Inc. is a global, vertically integrated provider of hydrogen energy systems, services, and equipment, with its own proprietary water electrolysis technology. H2B2’s suite of products and services span the production and transport of hydrogen, from design through operation. Hydrogen is commercialized across a variety of sectors such as industrial, energy storage, mobility and residential. For more information, visit www.H2B2.es.

About RMG Acquisition Corp. III

RMG Acquisition Corp. III (Nasdaq: RMGC) (“RMG III”) is a special purpose acquisition company (SPAC) affiliated with Riverside Management Group, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. RMG III’s securities are listed on NASDAQ. For more information about RMG III, please visit www.rmgacquisition.com.

Important Information and Where to Find It

RMG III mailed to its shareholders of record as of November 22, 2022 a definitive proxy statement (the “Extension Proxy Statement”) for an extraordinary general meeting of shareholders, which was held on January 10, 2023 the result of which (i) extended the date by which RMG III must consummate an initial business combination or, otherwise, cease its operations (except for the purpose of winding up) from February 9, 2023 to May 9, 2023 and (ii) allows RMG III, without another shareholder vote, to elect to further extend the date to consummate a business combination up to three times by an additional month each time after May 9, 2023 for a total of up to six months, to August 9, 2023, if RMG III has entered into a definitive business combination agreement (the “Extension Amendment Proposal”). Because RMG III entered into the business combination agreement related to the Proposed Transaction by May 9, 2023, RMG III extended the date that it is required to consummate a business combination by one month to June 9, 2023.  RMG III intends to exercise the right to use all of the remaining permitted extensions.  Shareholders may obtain a copy of the Extension Proxy Statement, without charge, by directing a request to: RMG Acquisition Corp. III, 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, Florida 33140. The Extension Proxy Statement can also be obtained, without charge, at the SEC’s website, www.sec.gov.

In connection with the Proposed Transaction, RMG III intends to file a registration statement on Form S-4 (the “Registration Statement”) with the SEC, which will include a preliminary and definitive proxy statement/prospectuses, to be distributed to holders of RMG III’s ordinary shares in connection with RMG III’s solicitation of proxies for the vote by RMG III’s shareholders with respect to the Proposed Transaction and other matters as described in the Registration Statement, as well as a prospectus relating to the offer of securities to be issued to H2B2 stockholders in connection with the Proposed Transaction.  After the Registration Statement has been filed and declared effective, RMG III will mail a copy of the definitive proxy statement/prospectus, when available, to its shareholders. The Registration Statement will include information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to RMG III’s shareholders in connection with the Proposed Transaction. RMG III will also file other documents regarding the Proposed Transaction with the SEC.  Before making any voting decision, investors and security holders of RMG III and H2B2 are urged to read the Registration Statement, the proxy statement/prospectus contained therein, and all other relevant documents filed or that will be filed with the SEC in connection with the Proposed Transaction as they become available, because they will contain important information about the Proposed Transaction. The Registration Statement, preliminary and definitive proxy statements/prospectuses and other relevant documents will be sent or given to the shareholders of RMG III as of the record date established for voting on the Proposed Transaction. Shareholders will also be able to obtain copies of the Registration Statement, proxy statement/prospectus, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: RMG Acquisition Corp. III, 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, Florida 33140. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

RMG III urges investors, shareholders and other interested persons to read the Extension Proxy Statement and, when available, the Registration Statement, preliminary and definitive proxy statements/prospectuses as well as other documents filed with the SEC because these documents do and will contain important information about RMG III, H2B2 and the Proposed Transaction.

Participants in the Solicitation

RMG III, H2B2 and certain of their respective directors and officers may be deemed to be participants in the solicitation of proxies from RMG III’s shareholders in connection with the Proposed Transaction. Information about RMG III’s directors and executive officers and their ownership of RMG III’s securities is set forth in RMG III’s filings with the SEC, including RMG III’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on April 18, 2023. Additional information regarding the interests of those persons and other persons who may be deemed participants in the Proposed Transaction may be obtained by reading the Registration Statement when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the Proposed Transaction. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the respective management of RMG III and H2B2 and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of RMG III or H2B2. Potential risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to:  the outcome of any legal proceedings that may be instituted in connection with the Proposed Transaction; delays in obtaining, adverse contained in, or the inability to obtain necessary regulatory approvals or complete regulatory reviews required to complete the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations; the inability to recognize the anticipated benefits of the Proposed Transaction, which may be affected by, among other things, competition, the ability of the surviving corporation to grow and manage growth profitably with customers and suppliers and retain key employees; the risk that H2B2’s projected pipeline of projects and production capacity do not meet H2B2’s proposed timeline or that such pipeline fails to be met at all; the risk that H2B2’s expansion into Latin American and Asia-Pacific through strategic projects is delayed or does not happen at all; costs related to the Proposed Transaction; the risk that the Proposed Transaction does not close in the second half of 2023 or does not close at all; changes in the applicable laws or regulations; the possibility that H2B2 may be adversely affected by other economic, business, and/or competitive factors; the ongoing impact of the global COVID 19 pandemic; economic uncertainty caused by the impacts of the conflict in Russia and Ukraine and rising levels of inflation and interest rates; the risk that the approval of the shareholders of RMG III for the Proposed Transaction is not obtained; the risk that the capital raise transaction and/or the PIPE transaction are not completed prior to the closing of the proposed business combination; the risk that even if the capital raise transaction and/or the PIPE transaction are completed, they will not be sufficient to fund H2B2’s execution on its near-term project pipeline allowing H2B2 to scale its operations commensurate to expected demand growth; the amount of redemption requests made by RMG III’s shareholders and the amount of funds remaining in RMG III’s trust account after satisfaction of such requests; RMG III’s and H2B2’s ability to satisfy the conditions to closing the Proposed Transaction; and those factors discussed in RMG III’s public reports filed with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, the Extension Proxy Statement, as well as the Registration Statement, preliminary and the definitive proxy statements/prospectuses that RMG III intends to file with the SEC in connection with the Proposed Transaction. If any of these risks materialize or RMG III’s or H2B2’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither RMG III nor H2B2 presently know, or that RMG III and H2B2 currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect RMG III’s and H2B2’s expectations, plans or forecasts of future events and views as of the date of this press release. RMG III and H2B2 anticipate that subsequent events and developments may cause their assessments to change. RMG III and H2B2 specifically disclaim any obligation to update or revise any forward-looking statements, except as required by law. These forward-looking statements should not be relied upon as representing RMG III’s or H2B2’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contact:

H2B2

Investors

Roberto Wilson Fernández roberto.wilson@h2b2.es
+34 645094134

Media Marisa Toro
Marisa.toro@marlowinsight.com

+34 607665625

RMG III

Philip Kassin

President & Chief Operating Officer

pkassin@rmginvestments.com

+1(786) 359-4103